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                                                                  EXHIBIT 10.26

                          PURCHASE AND SALE AGREEMENT

                  THIS AGREEMENT (hereinafter sometimes called the "Agreement") by and between EGL EAGLE GLOBAL LOGISTICS, L.P. a Delaware limited partnership (hereinafter called "Seller"), and MCMILLAN INVESTMENT COMPANY, LTD., a Texas limited liability company (hereinafter called "Buyer"), is entered into as of the Effective Date (as herein defined).


                              W I T N E S S E T H:


                                  1. PROPERTY

                  Subject to the terms and provisions of this Agreement, Seller hereby agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the following:

                  (a) That certain tract or parcel of land described in Exhibit "A" attached hereto ----------- and incorporated by reference herein for all purposes (hereinafter called the "Land") consisting of approximately 18.136 acres located at the southeast intersection of N.W. 72nd Avenue and N.W. 58th Street in Dade County, Florida;

                  (b) All buildings, structures, and improvements, if any, situated on the Land and all fixtures and other property affixed thereto (hereinafter called the "Improvements");

                  (c) All the rights and appurtenances pertaining to the Land and Improvements, including any mineral rights, rights under any reciprocal easement agreements or other recorded or unrecorded instruments benefiting the Property (as hereinafter defined), any right, title, or interest of Seller in and to easements, adjacent or contiguous tracts, strips, gores, streets, alleys, or rights-of-way, any reversionary rights attributable to the Land, any condemnation awards made or to be made in lieu thereof, and any awards for damage to the Land by reason of a change of grade of any highway, street, road, or avenue (hereinafter called the "Appurtenances"); and

                  (d) All of the following to the extent they relate to or arise out of the ownership or use of the Land and Improvements: (i) contracts or agreements such as maintenance, service, or utility contracts (hereinafter called the "Operating Agreements"), to the extent that Buyer elects to take assignment thereof, (ii) warranties, guaranties, indemnities, and claims, (iii) development rights, governmental approvals, licenses, permits, or similar documents, (iv) surveys, engineering reports, environmental reports and audits, and government or regulatory


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         compliance reports, and (v) other property (real, personal, or mixed, tangible or intangible), owned or held by Seller to the extent Buyer elects to take assignment thereof (collectively, all such property described in this subparagraph (d) being called the "Intangible Property").

                  The Land, the Improvements, the Appurtenances, the Intangible Property, and all the other aforesaid property, rights, and appurtenances are hereinafter collectively called the "Property."


                               2. PURCHASE PRICE

                  The purchase price for the Property shall be the sum of NINE MILLION SEVEN HUNDRED EIGHTY FOUR THOUSAND EIGHT HUNDRED NINETY TWO and NO/100 Dollars ($9,784,892.00) (the "Purchase Price"), payable in cash, cashier's checks, federal wire transfer funds, or other immediately available funds at the Closing (as hereinafter defined), subject to any adjustments and credits provided in this Agreement. If there are any mortgages, deeds of trust, or other monetary liens affecting the Property, which were created by, through, or under Seller, Seller shall pay off and obtain recordable releases and terminations of all such mortgages and liens, whether the Purchase Price is sufficient to pay off such mortgages and other liens, and Seller shall be responsible for any prepayment premiums, document preparation fees, any fees to record any releases or terminations, and other fees charged by mortgagees in connection with this transaction.

                          3. INFORMATION REVIEW PERIOD

         Buyer shall have until 5:00 p.m., Houston, Texas time on December 13, 2002 (such period of time is hereinafter called the "Information Review Period") to make the physical inspection of the Property which is referred to in Paragraph 4 and decide, in Buyer's sole discretion, whether the Property is satisfactory to Buyer so as to proceed with the Closing, as referred to herein. Within five (5) days after the Effective Date, Seller shall deliver to Buyer, to the extent in Seller's possession or readily obtainable from Seller's agents or contractors, a true and complete copy of (a) any existing title policy or commitment relating to the Property, (b) any existing survey of the Property, and (c) any environmental reports, site assessments, closure reports or letters, correspondence to and from the applicable governmental authorities, or any similar documents relating to the environmental condition of the Property. If Buyer determines as a result of the foregoing inspections and the like that the condition of the Property is not satisfactory, in Buyer's sole and absolute discretion, or if Buyer, in its sole discretion, decides FOR ANY REASON not to purchase the Property during the Information Review Period, then Buyer shall give Seller notice of Buyer's intent not to close by delivering written notice thereof to Seller prior to the expiration of the Information Review Period, whereupon this Agreement shall terminate, Buyer shall receive a refund of the Earnest Money (hereinafter defined), together with any interest thereon, and Seller and Buyer shall be relieved of all further obligations under this Agreement

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(except those obligations, terms and provisions which are explicitly stated to survive termination of this Agreement).


                       4. PHYSICAL INSPECTION OF PROPERTY

                  Buyer shall have the right (for itself, its engineers, and other representatives) to enter onto the Property to make a physical inspection thereof, to examine the structure of any Improvements, to conduct soil tests, and to make such other examinations as Buyer shall deem appropriate. Seller will cause its contractor, engineer and agents, to cooperate with Buyer, its employees, agents, and representatives in connection with such inspection and to respond in writing to such reasonable questions as Buyer (or its employees, agents, engineers and representatives) may ask in connection with Buyer's inspection. Commencing on the Effective Date, and continuing until the Closing Date, Seller shall make available at Seller's office, for inspection and copying by Buyer or Buyer's designated representatives, all books and records relating to the Property.

                  Buyer shall indemnify and defend (using counsel reasonably acceptable to Seller) Seller and hold Seller harmless from and against all loss, liability, damage, injury, and claims resulting from Buyer's testing or inspection of the Property; provided, however, this indemnity shall not include, and shall specifically exclude, any loss, liability, damage, injury, and claims arising out of or resulting from, in whole or in part (a) the gross negligence, or willful misconduct of Seller, or Seller's agents, representatives, contractors, or employees, or (b) the discovery by Buyer, or its agents, representatives, contractors, or employees of the presence of any toxic or hazardous substance or hazardous material in, on, or under the Property, which condition must be remediated under applicable Environmental Laws (as that term is hereinafter defined); provided, however, that the exclusion referred to in item (b) shall not extend to any claims made by the agents, representatives, contractors, or employees of Buyer arising out of exposure to any toxic or hazardous substance or hazardous material in, on, or under the Property which exposure occurs during the course of Buyer's investigations. This indemnity shall survive the closing of this transaction (or if this transaction does not close, the termination of this Agreement) for a period of twelve (12) months commencing on the Closing Date (as hereinafter defined), or if the transaction does not close, the date this Agreement is terminated. Upon the expiration of such twelve (12) month period, this indemnity shall automatically terminate without the necessity of any notice, and Buyer shall be conclusively deemed released from any liability or obligations under this indemnity.

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                                5. EARNEST MONEY
                  Within one business day after a counterpart or counterparts of this Agreement executed by Seller and Buyer are delivered to Partners Title Company (the "Title Company") at their office located at 712 Main, Suite 2000E, Houston, Texas 77002-3218, Attn: Jim Suttles, Buyer will deposit with the Title Company the sum of TWENTY FIVE THOUSAND and NO/100 Dollars ($25,000.00) (the "Earnest Money"), which shall be held in escrow by the Title Company and shall only be disbursed in accordance with the terms of this Agreement. The Title Company shall deposit the Earnest Money in one or more interest bearing accounts with a bank or other financial institution acceptable to Buyer. Upon the closing of this transaction, the Earnest Money plus any accrued interest thereon shall be credited against the Purchase Price. In the event this transaction does not close, the Title Company shall disburse the Earnest Money as provided in this Agreement and shall pay immediately to Buyer all interest accrued on the Earnest Money. Additionally, concurrently with the execution of this Agreement, Buyer shall deliver to Seller the sum of One Hundred and 00/100 Dollars ($100.00) ("Inspection Fee") as consideration for Buyer's information review and property inspection rights set forth herein, which Inspection Fee shall remain the property of Seller in all instances.

                  Buyer acknowledges receipt of Seller's existing environmental reports, entitled (i) Environmental Site Assessment Phase 1 for Sun Terminals, Inc. 5601 NW 72nd Ave and 6900 NW 58th St. Prepared for: Seefried Properties, Inc. Prepared by: Dynatech Engineering Corp, dated April 6, 2001, and (the "Existing Environmental Report"), and (ii) Environmental Site Assessment Phase 2 for Sun Terminals, Inc. 5601 NW 72nd Ave and 6900 NW 58th St. Prepared for:
Seefried Properties, Inc. Prepared by: Dynatech Engineering Corp, dated May 15, 2001. Buyer further acknowledges that Seller has delivered the same to Buyer without any warranty, express or implied, regarding the accuracy, content, or substance of thereof.

                            6. SURVEY; TITLE BINDER

                  Seller, at Seller's expense, shall deliver to Buyer, within five (5) days after the Effective Date, Seller's current survey of the Property, dated April 26, 2002 (hereinafter called the "Survey"). Buyer may, at Buyer's expense, have the Survey updated so that it is prepared in accordance with the current survey standards adopted by the American Land Title Association ("ALTA") and the American Congress on Surveying and Mapping ("ACSM"), and sufficient to enable the Title Company to issue a title insurance policy with extended coverage and which updated Survey shall contain a certificate in a form reasonably satisfactory to the Title Company and Buyer, and which shall be signed and sealed by the aforesaid surveyor or engineer. The metes and bounds description of the Land included with the Survey, once approved by Buyer and the Title Company, shall be substituted for the legal description attached as Exhibit "A" hereto and shall be the legal description attached to or incorporated into the Deed (as hereinafter defined).

                  Seller, at Seller's expense, shall furnish to Buyer within five (5) days after the Effective Date a title commitment (hereinafter called the "Title Binder") issued by the Title

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Company with the Owner's Title Policy to be underwritten by an underwriter acceptable to Buyer (the "Title Underwriter"), showing title to the Property and committing to issue the Owner's Title Policy to Buyer pursuant to Paragraph 10(a)(ii) of this Agreement, such Title Binder to specify all exceptions to title, including, without limitation, easements, liens, encumbrances, restrictions, conditions, or covenants affecting the Property. If any exceptions appear on the Title Binder, other than the standard printed exceptions (which shall be modified as provided in Paragraph 10(a)(ii) of this Agreement) or if any encroachments, overlapping of improvements, or other conditions are shown on the Survey that are not acceptable to Buyer, Buyer shall, within five (5) days after receipt of the last of the Title Binder, the Survey, and copies of all documents referred to therein, notify Seller in writing of such fact. Seller shall not be obligated to cure such objections, other than: (i) mortgages, deeds of trust, or other "monetary" liens affecting the Property, which were created by, through, or under Seller; (ii) easements, liens, encumbrances, and other defects in Seller's title voluntarily created by Seller from and after the Effective Date, which such items shall be released at Closing. If Seller is unwilling to cure such objections on or before the later to occur of: (a) two (2) days prior to the expiration of the Information Review Period, or (b) five (5) days after receipt of such notice (but in all events on or before the date that is two (2) days prior to Closing), Buyer may at any time on or before the expiration of the Information Review Period, as its sole and exclusive remedies, terminate this Agreement by written notice to Seller, or accept such title as Seller can deliver and, in the case of liens, subtract the amount of such liens from the Purchase Price. In the event of such termination, the parties shall have no further right or other obligation hereunder (other than with respect to obligations hereunder that expressly survive the termination of this Agreement), and the Earnest Money and accrued interest thereon shall be returned to Buyer. Those exceptions or title deficiencies that appear on the Title Binder and any encroachments, overlapping of improvements, or other conditions that are shown on the Survey and are accepted by Buyer pursuant to the terms of this Paragraph 6 shall constitute the "Permitted Encumbrances"; provided, however, the term "Permitted Encumbrances" shall not include any liens or any other title defects which Seller is obligated to cure under the terms of this Agreement or agrees in writing to cure on or before the Closing.


                             7. COVENANTS OF SELLER

                  Seller covenants and agrees with Buyer that, between the Effective Date and the Closing Date:


                  (a) Seller will not enter into any lease, sublease, contracts, subcontracts, license, concessions, easements, or other agreements, either recorded or unrecorded, written or oral affecting any portion of the property without the prior written approval of Buyer, such approval not to be unreasonably withheld, other than those items that are required to preserve the existing building permit for the Property.

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                  (b) Seller will not sell, exchange, assign, transfer, convey, encumber, or otherwise dispose of all or any part of the Property or any interest therein, or accede to or negotiate for any of the foregoing.

                  (c) Seller will not, without the prior written consent of Buyer, enter into any service, maintenance, or management agreement with respect to the Property which is not terminable, without penalty or consideration, on no more than thirty (30) days notice.

                   8. SELLER'S REPRESENTATIONS AND WARRANTIES

                  Seller hereby represents and warrants to Buyer the following:

                  (a) Seller has received no written notice that the location, operation, or use of the Property violates any applicable law, statute, ordinance, rule, regulation, order, or determination of any governmental authority, or any restrictive covenant or deed restriction or zoning ordinance or classification affecting the Property, including, without limitation, all applicable health and environmental laws and regulations (hereinafter sometimes collectively called "Applicable Laws").

                  (b) Seller has not received any written notice that the Property is currently subject to any existing or pending investigation or inquiry by any governmental authority or to any remedial obligations under any Applicable Laws pertaining to health or the environment ("Environmental Laws"), nor to Seller's knowledge, is any such investigation or inquiry existing, pending, or threatened.

                  (c) There are no lease, use, or occupancy agreements by, through, or under Seller affecting all or any portion of the Property, and, other than Seller, there are no parties in possession of the Property, or any portion thereof.

                  (d) Seller is not a party to, and Seller has not received written notice of any actual litigation that is pending with respect to the Property, nor to Seller's knowledge, is there any litigation that is pending or threatened with respect to the Property (including, without limitation, any condemnation or notice of condemnation) affecting or related to the Property.

                  (e) Seller is a duly formed and validly existing limited partnership under the laws of the State of Delaware. Seller is authorized to enter into this Agreement, and the undersigned signatory party for Seller has been duly authorized to consummate the transaction contemplated by this Agreement. This Agreement has been executed by each person or entity that has an ownership interest in the Property, and there is no requirement that any person or entity that has not signed this Agreement grant any consent or take any other action in order to enable Seller

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         to convey the Property as contemplated by this Agreement.

                  (f) There are no written agreements between Seller and any other person for the sale or other conveyance of the Property, and Seller has not granted to any person an option to purchase, right of first refusal or other contractual right to acquire the Property, or any part thereof, or any interest therein.

                  The foregoing representations and warranties shall be deemed to be repeated by Seller at the Closing and shall survive the Closing. For a period of one (1) year from and after Closing, Seller agrees to indemnify, defend, and hold Buyer harmless from and against, and to reimburse Buyer with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses (including reasonable attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Buyer at any time and from time to time by reason of or arising out of the breach of any representation or warranty of Seller set forth herein. The phrase "to Seller's knowledge" or words of similar import shall mean and refer to the actual, current knowledge of Jon Kennedy, without independent investigation or inquiry.

         BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE CONVEYANCE OF THE PROPERTY SHALL BE SPECIFICALLY MADE "AS-IS" AND "WHERE-IS," WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (EXCEPT AS TO ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND AS TO TITLE AS SET FORTH IN THE SPECIAL WARRANTY DEED), INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES WHATSOEVER. BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OF ITS AGENTS HAS MADE, AND THAT SELLER AND ITS AGENTS SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES (EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER NOT MADE IN THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE PROPERTY'S SUITABILITY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, (iii) THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, (iv) THE PROPERTY'S HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (v) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT NEITHER SELLER NOR ANY OF ITS AGENTS

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HAS MADE, AND THAT SELLER AND ITS AGENTS SPECIFICALLY NEGATE AND DISCLAIM
(EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS), ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PROPERTY'S COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS.

         BY EXECUTION OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN THIS AGREEMENT AND ANY INSTRUMENTS DELIVERED BY SELLER AT CLOSING, BUYER HAS RELIED AND SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, ITS AGENTS OR CONTRACTORS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY INSTRUMENT DELIVERED BY SELLER AT CLOSING).


                                9. CONDEMNATION

         Promptly upon commencement of condemnation proceedings in any part of the Property by an appropriate governmental authority, Seller will notify Buyer of the pendency of such proceedings. Subject to the provisions at the end of this sentence, in the event of the condemnation of any portion of the Property or the sale of any portion of the Property in lieu of condemnation, this Agreement shall remain in full force and effect, and in such event Seller shall assign to Buyer any and all claims for the proceeds of such condemnation or sale, and Buyer shall take title to the remainder of the Property with the assignment of such proceeds and subject to such condemnation and without reduction in the Purchase Price; provided, however, that if after such condemnation or conveyance in lieu thereof the remainder of the Property would no longer be suitable for Buyer's purposes, in Buyer's sole and absolute discretion, then the Buyer may terminate this Agreement by notice in writing to Seller within ten (10) days following notice in writing by Seller of such condemnation of the Property, in which event the parties shall have no further rights or obligations hereunder, and the Earnest Money shall be returned to Buyer. If Buyer does not elect to terminate within said ten (10) day period following such notice by Seller, Buyer shall be deemed to have waived all rights to terminate pursuant to this provision and this Agreement shall remain in full force and effect.

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                                  10. CLOSING

                  Provided that all conditions precedent to the Closing have been satisfied, and this Agreement has not otherwise been rightfully terminated pursuant to its terms, the closing of the conveyance and purchase of the Property (herein called the "Closing") shall occur on or before December 15, 2002 (the "Closing Date"). The Closing shall take place at the offices of the Title Company. At the Closing, the following shall occur:

                  (a)      Seller shall deliver to Buyer the following:

                           (i) a Special Warranty Deed (the "Deed") conveying
                  fee simple title to the Property to Buyer free of any exceptions other than the Permitted Encumbrances;

                           (ii) at Seller's expense, an ALTA extended coverage
                  owner's title insurance policy issued by the Title Underwriter in the amount of the Purchase Price insuring Buyer that Buyer holds fee title to the Property subject only to (a) the standard printed exceptions including the following modifications to the standard typed or printed exceptions in the Title Binder: (1) the restrictive covenants exception shall be deleted if the Title Binder does not list any restrictive covenants as exceptions to title; (2) the standard exception for current taxes shall except only to taxes for the year in which the Closing occurs and shall indicate that such taxes are not yet due and payable; (3) the exception for any discrepancies, conflicts, encroachments, or any overlapping of improvements shall be deleted; (4) the exception for rights of tenants and other parties in possession shall be deleted (other than with respect to Seller's rights as a tenant in possession under the Lease (hereinafter defined); (5) the standard survey exception shall be deleted and replaced with those items (if any) that are specifically disclosed by the Survey, and (6) the mechanics lien exception shall be deleted; and (b) the Permitted Encumbrances (the "Title Policy").

                           (iii)    an assignment of all Intangibles;

                           (iv) all licenses, permits, and governmental
                  certificates and approvals relating to the Property, to the extent the same are assignable;

                           (v)      Intentionally Deleted;

                           (vi) an affidavit from Seller and any other parties
                  required pursuant to Section 1445 of the Internal Revenue Code and/or regulations relating thereto stating, under the penalty of perjury, (1) that neither Seller

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                  nor any other party so swearing is a foreign person, (2) the
                  U.S. Taxpayer identification number of Seller and such other parties, if any, and (3) such other information as may be required by regulations enacted by the U.S. Department of the Treasury in connection with Section 1445 of the Internal Revenue Code. An executed counterpart of this affidavit will be furnished to the Internal Revenue Service and Buyer at Closing;

                           (vii)    Intentionally Deleted;

                           (viii) such evidence as may be reasonably required
                  by Buyer or the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various closing documents on behalf of Seller in connection with this Agreement;

                           (ix) such affidavits, indemnities, and other
                  documents as the Title Company may require from Seller as a condition to issuing the Owner's Title Policy in accordance with Paragraph 10(a)(ii), including a "Mechanics Lien Affidavit" and a so-called "Seller's Affidavit" or "Gap Affidavit", in each case in form and substance reasonably acceptable to Seller; and

                           (x) Such other documents as Seller and Buyer may
                  have agreed to deliver at the Closing. All closing documents shall be prepared by Buyer and shall be consistent with this Agreement and with custom and usage for similar type transactions.

                  (b) Buyer shall pay the Purchase Price to the Title Company in the form of immediately available funds.

                  (c) General real estate taxes for the then current year relating to the Property shall be prorated as of the Closing Date. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be made on the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation of the Property, provided that, if the taxes actually due for the current year are more or less than the taxes for the preceding year, then within thirty (30) days after the issuance of the then current year's tax bill, Seller and Buyer shall adjust the proration of such taxes and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment; this covenant shall not merge with the deed delivered hereunder but shall survive the Closing. All special taxes or assessments assessed prior to the Closing Date shall be paid by Seller, and those assessed after the Closing Date shall be paid by Buyer.

                  (d) All income from, and expenses of, the Property, if any, including but not limited to public utility charges, interest, maintenance charges, and service

                                    Page 10
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         charges, shall be prorated as of the Closing Date. To the extent that information for any such proration is not available at the Closing, the parties shall effect such proration within ninety (90) days after Closing. If, however, the proration of any item of income or expense cannot be made within ninety (90) days after the Closing, then the proration of such item shall be made within ten (10) days after the information relating to such item becomes available. The provisions of this subparagraph (d) shall survive the Closing.

                  (e) Possession of the Property shall be delivered to Buyer.

                  (f) Any escrow fee charged by the Title Company shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer. Seller shall pay the fee for recording the warranty deed and any other documents recorded in this transaction, the cost of the Survey, the premium for the Owner's Title Policy and for any required endorsements thereto, and the costs and fees of the Title Company incurred in connection with the issuance of the Title Binder and the Owner's Title Policy. Each party shall be responsible for the payment of its own attorney's fees incurred in connection with this transaction. Buyer shall be responsible for any and all documentary stamp taxes, real estate transfer taxes, or similar fees or taxes on the Deed delivered at Closing. Buyer shall be responsible for any and all documentary stamp taxes, real estate transfer taxes, or similar fees or taxes on any mortgage obtained by Buyer at Closing Any other costs payable at the Closing shall be allocated to Buyer and Seller as is customary in the county in which the Property is located.

                  (g) Buyer and Seller shall enter into a lease, in the form attached hereto as Exhibit "B" (the "Lease"), pursuant to which Buyer shall lease to Seller, and Seller shall lease from Buyer, all of the Land together with all future improvements to be constructed on the Land, as more particularly set forth in the Lease.


                                  11. REMEDIES

                  (a) Seller shall deemed to be in default under this Agreement upon the occurrence of any one or more of the following events: (i) any of Seller's representations or warranties is or becomes untrue in any material respect at any time on or before Closing; or (ii) Seller should fail or refuse to perform any of Seller's obligations hereunder, including, without limitation, Seller's obligations at Closing under Paragraph 10 hereof. If Seller is deemed to be in default under this Agreement, then Buyer may, at its option, exercise either of the following remedies: (i) terminate this Agreement and obtain a refund of the Earnest Money, with interest accrued thereon; or
(ii) enforce specific performance.

                  (b) If Seller shall have complied with all Seller's covenants and obligations hereunder and all the conditions of Buyer's obligations hereunder shall have been timely fulfilled

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but Buyer defaults and fails and refuses to close the purchase of the Property as herein contemplated, Seller's sole and exclusive remedy shall be to receive the Earnest Money; it being acknowledged and agreed by Seller and Buyer that the Earnest Money to which Seller may be entitled under this Paragraph 11(b) is a reasonable forecast of just compensation for the harm that could be caused by Buyer's default, that the harm that could be caused to Seller by such default is one that is difficult or impossible to accurately ascertain or predict, and that the payment of the Earnest Money to Seller upon Buyer's default shall constitute full satisfaction and accord of Buyer's obligations under this Agreement. Seller hereby waives and releases any claim for specific performance and all claims or remedies other than Seller's right to receive the Earnest Money in accordance with the terms of this Paragraph 11(b).


                                   12. BROKER

                  Each party hereto represents to the other that such respective party has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder, and each party hereto further represents to the other that no commission, brokerage fee, or other sum is payable to any broker, finder or other party in connection with this Agreement or the consummation of the transaction contemplated hereby. Each party hereto agrees to indemnify, defend, and hold harmless the other party from and against any and all claims, losses, damages, costs, or expenses (including, but not limited to, reasonable attorney's fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the transaction contemplated hereby. This Paragraph 12 shall survive the Closing or any earlier termination of this Agreement.


                                   13. NOTICE

                  Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) overnight courier or delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, or (d) prepaid telegram or telecopy (provided that such telegram or telecopy is confirmed by mail in the manner previously described), addressed as follows:

                  To Seller:          EGL Eagle Global Logistics, L.P.
                                      15350 Vickery Drive
                                      Houston, TX 77032
                                      Attn: Sr. Vice Pres., Corp, Admin.
                                      Telephone: (281) 618-3303
                                      Facsimile: (281) 618-3304

                  With a copy to
                  (which shall not
                  constitute notice): Mr. William C. Stroh
                                      Baker & Hostetler, LLP
                                      1000 Louisiana, Suite 2000
                                      Houston, Texas 77002
                                      Telephone: (713) 646-1369
                                      Facsimile: (713) 751-1717

                  To Buyer:           McMillan Investment Company, Ltd.
                                      3003 W. Alabama
                                      Houston, Texas 77098
                                      Attn: Mr. Dan M. Moody, III
                                      Telephone: (713) 773-5540
                                      Facsimile: (713) 773-5556

                  With a copy to
                  (which shall not
                  constitute notice): Mr. E. Scot Dixon
                                      Haynes and Boone, LLP
                                      1000 Louisiana, Suite 4300
                                      Houston, Texas 77002
                                      Telephone: (713) 547-2260
                                      Facsimile: (713) 236-5639

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party in a notice sent in accordance with these notice provisions. Any such notice or communication shall be deemed to have been given at the time of personal delivery or, in the case of certified or registered mail, two (2) days after deposited in the custody of the United States Postal Service, or in the case of overnight courier or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram or telecopy, upon receipt.


                               14. MISCELLANEOUS

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their heirs, successors, and assigns. Whenever in this Agreement a reference is made to any of the parties hereto, such reference shall be deemed to include a reference to the heirs, legal representatives, successors, and assigns of such parties. Buyer shall have the right to assign this Agreement, without obtaining Seller's prior written consent, to any entity that is controlled by Buyer and/or by the principals of Buyer; provided notice of such assignment is promptly delivered to Seller, and provided, further, that such assignee agrees in writing to assume the obligations and liabilities of "Buyer" hereunder. Assignment to any other party without Seller's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, is prohibited and shall be considered null and void, ab initio. No assignment of the interest of "Buyer" under this Agreement shall relieve Buyer of its obligations and liabilities hereunder.

                  (b) The titles of the Articles of this Agreement shall have no effect and shall neither limit nor amplify the provisions of the Agreement itself.

                  (c) This Agreement constitutes the entire agreement between the parties and supersedes and replaces all prior and contemporaneous agreements, representations, and understandings between Buyer and Seller, whether written or oral. This Agreement shall not be amended or changed except by written instrument signed by the party to be charged therewith.

                  (d) Time is of the essence with respect to the various times for performance by Seller and Buyer.

                  (e) This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

                  (f) It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, or other similar arrangement between Seller and Buyer. No term or provision of this Agreement is intended to, or shall, be for the benefit or any person, firm, corporation, or other entity not a party hereto (including, without limitation, any broker), and no such party shall have any right or cause of action hereunder.

                  (g) The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida and applicable federal law.

                  (h) Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by the other party (whether preceding or succeeding and whether of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

                  (i) Each section of this Agreement constitutes a separate agreement between the parties. In the event that any provision of this Agreement, which would not deprive the parties, or either of them, of the benefit of the bargain, is deemed to be illegal, invalid, or unenforceable on its face or as applied, then such provision shall be deemed severed herefrom to the extent illegal, invalid, and unenforceable.

                  (j) If any date set forth in this Agreement as the last date for the taking of any action hereunder shall fall on a Saturday, Sunday, or a federal holiday (a federal holiday being a day on which the United States Postal Service does not deliver first class mail), then the last date for taking such action shall be extended to the next succeeding day that is not a Saturday, Sunday, or federal holiday.

                  (k) The date upon which Buyer and the Title Company each receives a counterpart original of this Agreement duly executed by Seller and Buyer and the Title Company receives the Earnest Money shall be the "Effective Date" of this Agreement for all purposes.

                  (l) If more than one party constitutes "Seller," as that term is defined in this Agreement, then all parties constituting Seller shall be and are jointly and severally liable for each and every obligation of Seller, of whatever nature, under the terms of this Agreement.



                         [SIGNATURES ON FOLLOWING PAGE]

                  EXECUTED by Buyer this ___ day of ___________________, 2002.

                            MCMILLAN INVESTMENT COMPANY,
                            LTD., a Texas limited liability company


                            By:
                               ------------------------------------------------
                            Name:
                                 ----------------------------------------------
                            Title:
                                  ---------------------------------------------

                                                                        "BUYER"

                  EXECUTED by Seller this ____ day of ___________________, 2002.


                            EGL EAGLE GLOBAL LOGISTICS, LP

                            By:      EGL Management, LLC General
                                     Partner

                                     By:
                                        ---------------------------------------
                                              Jon Kennedy, Senior Vice
                                              President, Corporate
                                              Administration

                                                                       "SELLER"

                            RECEIPT OF TITLE COMPANY


                  The undersigned Title Company hereby acknowledges receipt of
(1) a counterpart of this Agreement, and (2) the Earnest Money. The Title Company agrees to hold and disburse the Earnest Money in accordance with the provisions of this Agreement. The Title Company further agrees that it shall be responsible for all reporting to the Internal Revenue Service relating to the transaction contemplated by this Agreement that is required under Section 6045 of the Internal Revenue Code of 1986, as amended.

                  EXECUTED as of the       day of _______________, 2002.
                                     -----


                             PARTNERS TITLE COMPANY


                             By:
                                ----------------------------------------------
                             Name:
                                  --------------------------------------------
                             Title:
                                   -------------------------------------------

                                                                "TITLE COMPANY"

                                                                       03/24/03

                              SCHEDULE OF EXHIBITS



Exhibit "A" - Land
Exhibit "B" - Form of Lease
G:\HOdata1\wcs4506\Eagle USA\Miami Airport Lease (Envir)\P&S Agmt 120402.DOC


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